As filed with the Securities and Exchange Commission on September 16, 2005.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	41-1672694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5050 Lincoln Drive, Minnesota	55436-1097
(Address of principal executive offices)	(Zip Code)

Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan,

as Amended and Restated Effective January 1, 2005
(Full title of the plan)

Keith D. Ross

Senior Vice President, General Counsel and Secretary

Alliant Techsystems Inc.

5050 Lincoln Drive

Edina, Minnesota 55436-1097

(Name and address of agent for service)

(951) 351-3000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price	Amount of registration fee

Deferred Compensation Obligations	$ 50,000,000	100%	$ 50,000,000	$ 5,885.00

(1) The Deferred Compensation Obligations are unsecured obligations of Alliant Techsystems Inc. to pay deferred compensation in the future in accordance with the terms of the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan, as Amended and Restated Effective January 1, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Alliant Techsystems Inc. (“ATK”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)  ATK’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005;

(b) ATK’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005;

(c)  ATK’s Current Reports on Form 8-K dated May 3, 2005, May 5, 2005, June 1, 2005, June 13, 2005 and August 2, 2005; and

(d)  the description of ATK’s common stock, together with Preferred Stock Purchase Rights, contained in any registration statement or report filed by ATK under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by ATK pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The securities offered hereby are Deferred Compensation Obligations (as defined below) of Alliant Techsystems Inc., which are being offered to eligible employees of ATK and its participating affiliates under the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan, as Amended and Restated Effective January 1, 2005 (the “Plan”).  The Plan permits participants to defer a portion of the participant’s base salary and all or a portion of the participant’s cash incentive compensation in accordance with the terms of the Plan.  In addition, the Plan provides for the deferral of additional amounts specified in the Plan relating to foregone matching contributions under ATK’s 401(k) plan.  Deferrals of salary, cash incentive compensation and amounts relating to foregone matching contributions are referred to as “Cash Deferrals.”  The Plan also permits participants to defer all or a portion of any performance awards that are payable in shares of ATK common stock (“Stock Deferrals”).  The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan.  Cash Deferrals and Stock Deferrals constitute the “Deferred Compensation Obligations” under the Plan and are unsecured obligations of ATK to pay deferred compensation to participants under the terms of the Plan.  The Plan provides that ATK may make additional contributions to participants’ accounts under the Plan.  The Deferred Compensation Obligations will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan.

Cash Deferrals credited to a participant’s account will be credited with earnings and investment gains and losses by assuming that the deferred amounts were invested in one or more investment options selected by the participant in accordance with the terms of the Plan.  The investment options include various investment funds with different degrees of risk.  Participants may reallocate amounts among the various investment options on a daily basis.  Participants do not have a right to have amounts in their accounts actually invested in the investment options available under the Plan.  Deferred Compensation Obligations relating to Cash Deferrals are denominated and paid in U.S. dollars and are not convertible into another security of ATK.  Stock Deferrals credited to a participant’s account will be denominated in a number of units equal to the number of shares of ATK common stock deferred.  Each unit will be measured by the value of one share of ATK common stock and treated as though invested in a share of ATK common stock.  Participants may not reallocate amounts credited as stock units and, upon distribution, amounts credited as stock units will be paid in shares of ATK common stock.

In connection with the Plan, ATK has created a nonqualified grantor trust (the “Trust”), commonly known as a “Rabbi Trust.”  The assets of the Trust will be used to pay benefits.  The assets of the Trust are subject to the claims of ATK’s general creditors. As a result, the Deferred Compensation Obligations are unsecured obligations of ATK to pay deferred compensation in the future in accordance with the terms of the Plan. The Deferred Compensation Obligations will rank equally with other unsecured indebtedness of ATK from time to time outstanding.

A participant’s rights or the rights of any other person to receive payment of Deferred Compensation Obligations may not be sold, assigned, transferred, pledged, mortgaged or otherwise encumbered, except by a written designation of a beneficiary under the Plan.

ATK reserves the right to amend the Plan prospectively at any time, including the right to completely terminate the Plan and pay out all account balances to all participants in the Plan.

Item 5. Interests of Named Experts and Counsel.

Keith D. Ross, who has given an opinion of counsel with respect to the securities to which the Registration Statement relates, is an employee and officer (Senior Vice President, General Counsel and Secretary) of ATK.  Mr. Ross is a participant in the Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances and subject to certain conditions and limitations as stated therein, ATK may indemnify the officers and directors of ATK against all expenses and liabilities incurred by or imposed upon them as a result of suits or other actions brought against them as such officers and directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of ATK, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Article IX of ATK’s By-Laws provides, among other things, that ATK shall, under certain circumstances and subject to certain conditions and limitations as stated therein, indemnify any current or former director, officer, employee or agent of ATK for expenses (including attorneys’ fees), judgments, fines and settlements actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person’s position with ATK or while acting as an agent on behalf of ATK if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ATK, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful.  Such rights of indemnification are not deemed exclusive of any other right available to the individual under any policy of insurance, agreement, statute or otherwise.

ATK also maintains directors’ and officers’ liability insurance and corporate reimbursement policies insuring directors and officers against loss arising from claims made arising out of the performance of their duties.  In addition, ATK has indemnification agreements with each of its directors and officers that, among other things, require ATK to indemnify such individuals to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit (and document from which incorporated by reference, if applicable)

4.1

Restated Certificate of Incorporation of the registrant, effective July 20, 1990, including Certificate of Correction effective September 21, 1990 (Exhibit 3.1 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 10, 2001, File No. 333-67316 (the “Form S-4”)).

4.2	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the registrant, effective September 28, 1990 (Exhibit 3.2 to the Form S-4).
4.3	Certificate of Amendment of Restated Certificate of Incorporation, effective August 8, 2001 (Exhibit 3.3 to the Form S-4).
4.4	Certificate of Amendment of Restated Certificate of Incorporation, effective August 7, 2002 (Exhibit 3(i).4 to Form 10-Q for the quarter ended June 29, 2003).
4.5	By-Laws, as amended through March 19, 2002 (Exhibit 3(ii) to Form 8-K dated March 21, 2002).
4.6	Form of Certificate for common stock, par value $.01 per share (Exhibit 4.1 to Form 10-K for the year ended

March 31, 2005).
4.7	Rights Agreement, dated as of May 7, 2002, by and between the registrant and LaSalle Bank National Association, as rights agent (Exhibit 4.1 to Form 8-A filed on May 14, 2002).
4.8.1	Indenture, dated as of May 14, 2001, between the registrant and BNY Midwest Trust Company, as trustee, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.1 to the Form S-4).
4.8.2

First Supplemental Indenture, dated as of December 19, 2001, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4 to Form 10-Q for the quarter ended December 30, 2001).

4.8.3

Second Supplemental Indenture, dated as of April 5, 2002, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.3.3 to Form 10-K for the year ended March 31, 2002 (“the Fiscal 2002 Form 10-K”)).

4.8.4

Third Supplemental Indenture, dated as of June 6, 2002, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.1 to Form 10-Q for the quarter ended June 30, 2002).

4.8.5

Fourth Supplemental Indenture, dated as of August 20, 2003, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.1 to Form 10-Q for the quarter ended September 28, 2003).

4.8.6

Fifth Supplemental Indenture, dated as of February 9, 2004, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.3.6 to Form 10-K for the year ended March 31, 2004 (“the Fiscal 2004 Form 10-K”)).

4.8.7

Sixth Supplemental Indenture, dated as of June 4, 2004, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.1 to Form 10-Q for the quarter ended July 4, 2004).

4.9

Registration Rights Agreement, dated as of February 19, 2004, among the registrant and Banc of America Securities LLC, Credit Lyonnais Securities (USA) Inc., BNY Capital Markets, Inc. and NatCity Investments, Inc. (Exhibit 4.4 to the Fiscal 2004 Form 10-K).

4.10.1

Indenture, dated as of February 19, 2004, among the registrant and BNY Midwest Trust Company, an Illinois trust company, as trustee, 2.75% Convertible Senior Subordinated Notes due 2024 (Exhibit 4.5 to the Fiscal 2004 Form 10-K).

4.10.2

First Supplemental Indenture dated as of October 26, 2004 to Indenture, dated as of February 19, 2004 among Alliant Techsystems, Inc., as Issuer, Subsidiary Guarantors identified in the Indenture and BNY Midwest Trust Company, as Trustee (Exhibit 4.3 to Form 10-Q for the quarter ended October 3, 2004).

4.11.1

Indenture dated as of August 13, 2004 among Alliant Techsystems, Inc., as Issuer, the Subsidiary Guarantors identified in the Indenture and BNY Midwest Trust Company, as Trustee, relating to 3.00% Convertible Senior Subordinated Notes due 2024 (Exhibit 4.1 to Form 10-Q for the quarter ended October 3, 2004).

4.11.2

First Supplemental Indenture dated as of October 26, 2004 to Indenture, dated as of August 13, 2004 among Alliant Techsystems, Inc., as Issuer, Subsidiary Guarantors identified in the Indenture and BNY Midwest Trust Company, as Trustee (Exhibit 4.2 to Form 10-Q for the quarter ended October 3, 2004).

4.12	Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan, as Amended and Restated Effective January 1, 2005.
4.13	Trust Agreement for the Nonqualified Deferred Compensation Plan (Exhibit 10.9.2 to the registrant’s Form 10-K for the year ended March 31, 2003).
5.1	Opinion of Counsel.
23.1	Consent of Counsel (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney.

Item 9. Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on September 15, 2005.

ALLIANT TECHSYSTEMS INC.

By:	/s/ KEITH D. ROSS
Keith D. Ross
Senior Vice President, General
Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 15, 2005.

Daniel J. Murphy*
Chairman of the Board, President and
Chief Executive Officer
(principal executive officer)

/s/ ERIC S. RANGEN
Eric S. Rangen
Executive Vice President and
Chief Financial Officer
(principal financial and accounting officer)

Frances D. Cook*	Director
Gilbert F. Decker*	Director
Ronald R. Fogleman*	Director
David E. Jeremiah*	Director
Roman Martinez IV*	Director
Robert W. RisCassi*	Director
Michael T. Smith*	Director
William G. Van Dyke*	Director

*By:	/s/ KEITH D. ROSS
Keith D. Ross
Attorney-In-Fact

ALLIANT TECHSYSTEMS INC.

FORM S-8 REGISTRATION STATEMENT

EXHIBIT INDEX

Exhibit Number	Description of Exhibit (and document from which incorporated by reference, if applicable)

4.1

Restated Certificate of Incorporation of the registrant, effective July 20, 1990, including Certificate of Correction effective September 21, 1990 (Exhibit 3.1 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 10, 2001, File No. 333-67316 (the “Form S-4”)).

4.2	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the registrant, effective September 28, 1990 (Exhibit 3.2 to the Form S-4).
4.3	Certificate of Amendment of Restated Certificate of Incorporation, effective August 8, 2001 (Exhibit 3.3 to the Form S-4).
4.4	Certificate of Amendment of Restated Certificate of Incorporation, effective August 7, 2002 (Exhibit 3(i).4 to Form 10-Q for the quarter ended June 29, 2003).
4.5	By-Laws, as amended through March 19, 2002 (Exhibit 3(ii) to Form 8-K dated March 21, 2002).
4.6	Form of Certificate for common stock, par value $.01 per share (Exhibit 4.1 to Form 10-K for the year ended March 31, 2005).
4.7	Rights Agreement, dated as of May 7, 2002, by and between the registrant and LaSalle Bank National Association, as rights agent (Exhibit 4.1 to Form 8-A filed on May 14, 2002).
4.8.1	Indenture, dated as of May 14, 2001, between the registrant and BNY Midwest Trust Company, as trustee, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.1 to the Form S-4).
4.8.2

First Supplemental Indenture, dated as of December 19, 2001, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4 to Form 10-Q for the quarter ended December 30, 2001).

4.8.3

Second Supplemental Indenture, dated as of April 5, 2002, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.3.3 to Form 10-K for the year ended March 31, 2002 (“the Fiscal 2002 Form 10-K”)).

4.8.4

Third Supplemental Indenture, dated as of June 6, 2002, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.1 to Form 10-Q for the quarter ended June 30, 2002).

4.8.5

Fourth Supplemental Indenture, dated as of August 20, 2003, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.1 to Form 10-Q for the quarter ended September 28, 2003).

4.8.6

Fifth Supplemental Indenture, dated as of February 9, 2004, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.3.6 to Form 10-K for the year ended March 31, 2004 (“the Fiscal 2004 Form 10-K”)).

4.8.7

Sixth Supplemental Indenture, dated as of June 4, 2004, among the registrant, its subsidiaries and BNY Midwest Trust Company, 8.50% Senior Subordinated Notes due 2011 (Exhibit 4.1 to Form 10-Q for the quarter ended July 4, 2004).

4.9

Registration Rights Agreement, dated as of February 19, 2004, among the registrant and Banc of America Securities LLC, Credit Lyonnais Securities (USA) Inc., BNY Capital Markets, Inc. and NatCity Investments, Inc. (Exhibit 4.4 to the Fiscal 2004 Form 10-K).

4.10.1

Indenture, dated as of February 19, 2004, among the registrant and BNY Midwest Trust Company, an Illinois trust company, as trustee, 2.75% Convertible Senior Subordinated Notes due 2024 (Exhibit 4.5 to the Fiscal 2004 Form 10-K).

4.10.2

First Supplemental Indenture dated as of October 26, 2004 to Indenture, dated as of February 19, 2004 among Alliant Techsystems, Inc., as Issuer, Subsidiary Guarantors identified in the Indenture and BNY Midwest Trust Company, as Trustee (Exhibit 4.3 to Form 10-Q for the quarter ended October 3, 2004).

4.11.1

Indenture dated as of August 13, 2004 among Alliant Techsystems, Inc., as Issuer, the Subsidiary Guarantors identified in the Indenture and BNY Midwest Trust Company, as Trustee, relating to 3.00% Convertible Senior Subordinated Notes due 2024 (Exhibit 4.1 to Form 10-Q for the quarter ended October 3, 2004).

4.11.2

First Supplemental Indenture dated as of October 26, 2004 to Indenture, dated as of August 13, 2004 among Alliant Techsystems, Inc., as Issuer, Subsidiary Guarantors identified in the Indenture and BNY Midwest Trust Company, as Trustee (Exhibit 4.2 to Form 10-Q for the quarter ended October 3, 2004).

4.12	Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan, as Amended and Restated Effective January 1, 2005.
4.13	Trust Agreement for the Nonqualified Deferred Compensation Plan (Exhibit 10.9.2 to the registrant’s Form 10-K for the year ended March 31, 2003).

5.1	Opinion of Counsel.
23.1	Consent of Counsel (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney.